Exhibit 99.1

AVALANCHE BIOTECHNOLOGIES CLOSES TRANSACTION WITH ANNAPURNA THERAPEUTICS AND CHANGES NAME TO ADVERUM BIOTECHNOLOGIES

—New Trading Symbol (NASDAQ: ADVM) Effective May 12, 2016—

- New Management Team and Additional Board Members in Place-

MENLO PARK, Calif., May 12, 2016 – Avalanche Biotechnologies, Inc. (Nasdaq: AAVL) today announced the closing of the previously announced transaction with Annapurna Therapeutics. The combined company has been renamed Adverum Biotechnologies, Inc. and its common stock will begin trading on Nasdaq under the symbol ADVM as of the open of market today. Adverum will focus on developing novel medicines to treat patients who have rare diseases, or diseases of the eye, and have limited or burdensome treatment options.

As previously announced, Paul Cleveland is the chief executive officer of Adverum, Dr. Amber Salzman has been named president and chief operating officer, Dr. Carlo Russo now serves as executive vice president and chief medical officer, and Dr. Mehdi Gasmi is now the company’s chief technology officer. Additionally, Dr. Salzman, Dr. Mitchell Finer, managing director at MPM Capital, and Dr. Thomas Woiwode, managing director at Versant Ventures are now members of Adverum’s board of directors. They join current board members Dr. Mark Blumenkranz (chairman), Paul Cleveland, Dr. Steven Schwartz and John McLaughlin.

“We are pleased to see our vision of combining Avalanche’s capabilities in vector optimization, process development, manufacturing and assay development with Annapurna’s development expertise and promising gene therapy programs come to fruition,” said Paul Cleveland, CEO of Adverum Biotechnologies. “We believe this combination will provide Adverum with the strength to develop therapies for patients in need, and enable us to create significant value for our shareholders.”

He added, “The new management team is focused on applying our extensive clinical development expertise to advance the company’s gene therapy programs into the clinic. We intend on dosing our first patients for A1AT deficiency by the end of this year and for HAE in 2017 with the goal of generating meaningful human clinical data in the next 24 months.”

Following the issuance of Adverum common stock in connection with the transaction, the combined company has approximately 41.2 million shares of common stock outstanding. As previously announced, pre-transaction Avalanche stockholders own approximately 62.5% of the combined company and Annapurna shareholders own approximately 37.5% of the combined company (as calculated on a treasury stock method basis as of January 28, 2016).

In connection with the closing of the transaction, Avalanche granted Dr. Salzman a stock option to purchase 218,000 shares of the company’s common stock and Dr. Russo a stock option to purchase 66,000 shares of the company’s common stock. The grants, which will be issued outside of Avalanche’s 2014 Equity Incentive Award Plan, were approved by Avalanche’s Board of Directors pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4), as inducement that are material to Drs. Salzman and Russo’s entering into employment with the company. The options will have a per share exercise price equal to the closing sales price of Avalanche’s common stock on NASDAQ on May 11, 2016, the grant date. The options will vest as to 25 percent of the total shares subject to the options on the first anniversary of the grant date, and as to 1/48 of the total shares subject to the option each month thereafter, subject to Dr. Salzman or Dr. Russo’s, as applicable, continued service with Avalanche through each vesting date.

Upcoming Milestones

•	Provide update on wet AMD program in Q2 2016

•	Initiate enrollment of first-in-human trial of ANN-001 for A1AT deficiency in H2 2016

•	Provide clinical development guidance on ANN-003 timeline for Friedreich’s Ataxia in H2 2016

•	Initiate enrollment of first-in-human trial of ANN-002 for hereditary angioedema in 2017

About Adverum Biotechnologies, Inc.

Adverum is a gene therapy company committed to discovering and developing novel medicines that can offer life-changing benefits to patients living with rare diseases or diseases of the eye, who currently have limited or burdensome treatment options. Adverum has a robust pipeline and is leveraging its next-generation adeno-associated virus (AAV)-based directed evolution platform to generate product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. Our focus on the patient is supported by clinical development expertise and core capabilities in vector optimization, process development, manufacturing, and assay development. For more information, please visit www.adverumbio.com

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Adverum’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, the sufficiency of its resources to fund the advancement of any development program or the completion of any clinical trials, and the safety, efficacy, and projected development timeline and commercial potential of products under development, all of which are based on certain assumptions made by us on current conditions, expected future developments and other factors we believe are appropriate in the circumstances.. Adverum may not consummate any plans or product development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for Adverum’s operations and to conduct or continue planned development programs and planned clinical trials and the ability to successfully develop any of its product candidates. Risks and uncertainties facing Adverum are described more fully in Adverum’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts

For Adverum:

Lauren Glaser

(650) 656-9347

lglaser@adverumbio.com